                                                                Rule 424(b)(3)
                                                    Registration No. 333-21569
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PROSPECTUS SUPPLEMENT DATED MAY 29, 1997
(to prospectus dated May 1, 1997)

                              SPINNAKER INDUSTRIES, INC.
                         171,428 Shares, Class A Common Stock
                             180,962 Shares, Common Stock
                 ___________________________________________________

    The 171,428 shares (the "Class A Shares") of Class A Common Stock, no par value (the "Class A Common Stock"), and the 180,962 shares (the "Common Shares") of Common Stock, no par value (the "Common Stock"), of Spinnaker Industries, Inc., a Delaware corporation (the "Company"), offered hereby are being sold by the Selling Stockholders (as defined). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Class A Shares or the Common Shares offered hereby.

    The Class A Shares and the Common Shares may be offered by the Selling Stockholders from time to time in open market transactions (which may include block transactions) or otherwise in the over-the-counter market through the Nasdaq National Market, SmallCap Market (the "SmallCap"), or in private transactions at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Class A Shares and the Common Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or purchasers of the Class A Shares and the Common Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealer acting in connection with the sale of the Class A Shares and the Common Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Class A Shares and the Common Shares by them, may be deemed to be underwriting commissions or discounts under the Act. The offering contemplated hereby will terminate as to the Class A Shares and the Common Shares upon the earlier to occur of (i) the sale of all the Class A Shares and the Common Shares by the Selling Stockholders or
(ii) July 17, 1999, pursuant to certain agreements to which the Company and each of the Selling Stockholders are parties. See "Selling Stockholders."

    The costs, expenses and fees incurred in connection with the registration of the Class A Shares and the Common Shares (excluding selling commissions and brokerage fees incurred by the Selling Stockholders) will be paid by the Company, which has also agreed to indemnify certain of the Selling Stockholders against certain liabilities, including liabilities under the Act.

    SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS DATED MAY 1, 1997, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY POTENTIAL PURCHASERS OF THE CLASS A COMMON STOCK OR THE COMMON STOCK.
                                     ___________

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
          THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
             ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                        TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                     ___________

                The date of this Prospectus Supplement is May 29, 1997
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              THE SECTION OF THE PROSPECTUS DATED MAY 1, 1997, ENTITLED
         "SELLING STOCKHOLDERS" HAS BEEN RESTATED IN ITS ENTIRETY AS FOLLOWS:

                                 SELLING STOCKHOLDERS

    The table below sets forth the beneficial ownership of the Company's common stock by the persons selling shares of Class A Common Stock and Common Stock pursuant to this Prospectus (the "Selling Stockholders") at January 31, 1997, and after giving effect to the sale of the shares of Class A Common Stock and Common Stock offered hereby. Each of the persons named below has sole voting and investment power with respect to the shares of Class A Common Stock and Common Stock beneficially owned by him or it.

                                                                                                            PERCENTAGE OF
                                                                                                             OUTSTANDING
                                                                                                               SHARES
                                           SHARES OWNED           SHARES             SHARES OWNED            OWNED AFTER
                                       BEFORE THE OFFERING    OFFERED HEREBY      AFTER THE OFFERING        THE OFFERING
                                       -------------------    --------------      ------------------        ------------
                                        CLASS A              CLASS A             CLASS A                 CLASS A
                                        COMMON     COMMON    COMMON    COMMON     COMMON      COMMON      COMMON      COMMON
                                         STOCK      STOCK     STOCK     STOCK    STOCK(1)    STOCK(1)    STOCK(1)    STOCK(1)
                                         -----      -----     -----     -----    --------    --------    --------    --------
Delaware Group Trend Fund, Inc. (2)     164,428    164,428   164,428   164,428      --          --          --          --
Delaware Group Premium Fund, Inc.,
 for the Emerging Growth Series (2)       7,000      7,000     7,000     7,000      --          --          --          --
Richard J. Boyle (3)                        --         472       --        472      --          --          --          --
Michael L. George (3)                       --         472       --        472      --          --          --          --
Lane T. Fleming (3)                         --         472       --        472      --          --          --          --
Mark Matteson (3)                           --         143       --        143      --          --          --          --
George Group Partners (3)                   --         830       --        830      --          --          --          --
Mark Curcio (3)                             --          47       --         47      --          --          --          --
James B. Fleming, Jr. (3)                   --         358       --        358      --          --          --          --
Grant Wilkinson (3)                         --          36       --         36      --          --          --          --
K.C. Caldabaugh (3)                         --       4,379       --      4,379      --          --          --          --
Andrew Aarons (3)                           --          36       --         36      --          --          --          --
Stuart Postle (3)                           --          72       --         72      --          --          --          --
Richard T. Ray (3)                          --         929       --        929      --          --          --          --
Christopher M. Beige (3)                    --         236       --        236      --          --          --          --
Arthur W. Smith, III (3)                    --          57       --         57      --          --          --          --
Joseph Sentendrey (3)                       --          95       --         95      --          --          --          --
Ridgeville Community Church (4)             --         900       --        900      --          --          --          --

___________

(1) Assumes that all of the Class A Shares and the Common Shares offered hereby are sold.

(2) Acquired their shares of Class A Common Stock and Common Stock from Alco Standard Corporation ("Alco") in a private sale effected in July 1996. Alco had acquired the shares in connection with the repayment of a portion of outstanding indebtedness owed to Alco, which was incurred by the Company in connection with its acquisition of Central Products from Alco in September 1995.

(3) Former minority stockholders (the "Minority Stockholders") of Brown-Bridge Industries, Inc., a former majority owned subsidiary of the Company ("BBI"), who acquired their shares in connection with the merger (the "Merger") of BBI with and into Brown-Bridge, which was a newly-formed, wholly-owned subsidiary of the Company. These shareholders acquired their equity interest in BBI in connection with the Company's acquisition of BBI in September 1994, on the same terms and conditions as the Company.

(4) Acquired from Richard T. Ray, a Minority Stockholder, pursuant to a donation made on May 11, 1997.

    The Company is registering the Class A Shares and the Common Shares owned by the Delaware Group Trend Fund, Inc., and Delaware Group Premium Fund, Inc., for the Emerging Growth Series pursuant to certain registration rights granted to them pursuant

                                      S-2
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to a Registration Rights Agreement entered in connection with their purchase of the shares from Alco. The Minority Shareholders' shares of Common Stock are being registered pursuant to piggy-back registration rights granted to them by the Company in connection with the Merger. The offering of the Class A Shares and the Common Shares contemplated hereby will terminate on July 17, 1999, or such earlier date as all shares of Class A Common Stock and Common Stock offered hereby have been sold.

                 END OF RESTATEMENT OF THE SECTION OF THE PROSPECTUS DATED MAY 1, 1997, ENTITLED "SELLING STOCKHOLDERS."

                                     S-3